For Immediate Release

                        JOL Signs Contract With J&P

     NEW YORK, January 2, 2007 - Journey of Light, Inc. ("JOL"), a wholly owned subsidiary of Alfa International Holdings Corp. (OTC BB:
AHDS.OB - News), today announced that it has signed a definitive agreement (the "J&P Agreement") with Joannou & Paraskevaides (Overseas) Ltd. ("J&P") with respect to JOL's proposed 1.6 billion dollar Omagine real-estate development project (the "Omagine" project) in the Sultanate of Oman (''Oman''). The J&P Agreement memorializes the relationship that will exist between J&P and a company to be formed in Oman by JOL (the "Project Company") for the purpose of building, owning and operating the Omagine project.

      Alfa's president, Frank J. Drohan (who is also president of JOL), remarked, "We are extremely pleased that we have concluded this Agreement with J&P. I have known J&P for over 20 years and have worked with them before on significant projects. They have been in business for over 50 years, are a very active general contractor in the Middle East with over 17,000 employees, have approximately $ 1 billion dollars in annual revenue and enjoy an impeccable reputation for quality workmanship and on time delivery. The arrangement we have concluded with J&P contemplates J&P being a significant investor in the Project Company ( a minimum of 15 million U.S. Dollars); J&P receiving a minority equity stake in the Project Company, and J&P being the general contractor for the Omagine Project with JOL sharing in the profits of such construction project. The value of the construction contract that the Project Company is obligated to award to J&P is directly proportional to the amount of J&P's investment in the Project Company. If J&P invests 100% of the required Project Company equity they will get 100% of the construction contract; if they choose to invest less than 100% of the required Project Company equity, then JOL and the Project Company, at their sole discretion, may accept or reject such proposed investment."

      Drohan continued, "We believe the JOL-J&P Agreement we have concluded has all the correct incentives and has aligned the interests of all parties toward a successful conclusion of the financial closing, construction and operation of the Omagine Project. What remains now is for us to sign the Development Agreement with the Government of Oman and get on with the development of the project - an event which we presently expect to occur during the first quarter of 2007. The signing of this agreement with J&P is a very positive step toward that goal."

      Omagine is proposed to be developed on 1 million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the "Omagine Site") just west of the capital city of Muscat and nearby the Seeb International Airport. The market value of the Omagine Site has increased sharply during the last year. Omagine is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter (the "Pearls") and associated exhibition buildings (collectively, the "Landmark"); a five star resort hotel; a four star hotel; a boardwalk; an open air amphitheater and stage; a canal and enclosed harbor area; boat slips; commercial office buildings; shopping and retail establishments; restaurants and open space green areas. Additionally, Omagine, as presently conceived, includes the construction and sale by the Project Company of approximately 3,900 residences consisting of a combination of villas, town homes and apartments.

About Alfa International Holdings Corp.

Alfa International Holdings Corp. (OTC BB:AHDS.OB) conducts all its real-estate development business activities through its wholly owned subsidiary, Journey of Light, Inc. (JOL). JOL is a real-estate development, entertainment and hospitality company focusing on Middle Eastern development opportunities resulting from the recent aggressive growth strategies adopted by governments in the hyper-wealthy Persian Gulf region. These governments are seeking to diversify their economies through mega projects that create tourist destination hot spots. The Middle East is the fastest growing tourist destination in the world and this little known fact combined with relentlessly rising prices for oil and natural gas has created a "perfect storm" of enormous financial resources combined with superb development opportunities.

For all Alfa's investor relations needs, investors are asked to visit Alfa's IR Hub at http://www.agoracom.com/IR/Alfa where they can post questions and receive answers within the same day, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to AHDS@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time. Visit Alfa's website at http://www.AlfaCorp.net

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Alfa's business include but are not limited to: JOL's failure to sign the Development Agreement with the Government of Oman, fluctuations in financial results, availability and customer acceptance of Alfa's and JOL's products and services, final negotiations of impending contracts, and purchase orders, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

Contact: Alfa International Holdings Corp.
Frank J. Drohan, President & CEO
(212) 563-4141